IRREVOCABLE PROXY AGREEMENT

         This Voting Agreement (the "Agreement") is made and entered into August 23, 1995 by and among Roger F. Hruby ("Hruby") and the individuals and trust set forth on the signature page hereof (collectively together with Hruby unless the context otherwise requires, the "Stockholders" and individually a "Stockholder").

                                    Recitals

         Hruby and the other Stockholders desire to provide for the manner in which the shares of common stock, $.01 par value per share ("Common Stock"), of CFC International, Inc., a Delaware corporation (the "Company"), owned by the Stockholders will be voted.

                                    Covenants

         NOW THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Proxy and Directive.

         1.1 Proxy. Each of the Stockholders on his or its own behalf agrees to and does hereby grant to Roger F. Hruby, personally, pursuant to the provisions of Section 212 of the Delaware General Corporation Law, an irrevocable proxy to vote, or to execute and deliver written consents or otherwise act in the capacity of a stockholder with respect to, all shares of voting securities now owned by such Stockholder to the same extent and with the same effect as the Stockholder might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation on any subject on which the stockholders of the Company shall have a right to vote or otherwise take action.

         1.2 Voting. This Proxy and Directive shall constitute an order to the record owner and any other person authorized to vote any shares to which the Proxy and Directive applies requiring such record owner or other person to execute and delivery appropriate proxies and consents as Hruby shall have directed to them in writing.

         1.3 Proxy With Interest. Each of the undersigned Stockholders hereby affirms that this Proxy and Directive is coupled with an interest and is irrevocable.

2.       Pledges, Donees and Assigns.

         This Agreement (including without limitation the Proxy and Directive contained herein) shall remain in full force and effect and be enforceable against any pledgee, donee, transferee or assignee of the shares of Common Stock of each Stockholder but shall terminate with respect to any shares sold in a bona fide transfer to an unrelated third party and shall also terminate at the death of Roger F. Hruby.

3.       Miscellaneous.

         3.1 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         3.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party.

         3.3 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.



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         3.4      Execution in Counterpart.  This Agreement may be executed in counterparts each of which may deemed an original.

         3.5 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other parties shall be in writing and delivered personally or sent by Federal Express or other reliable courier, transmitted by fax, or sent by registered or certified mail, postage prepaid, to the intended recipient, at his address in the records of the Company. Any such notice delivered personally shall be deemed to have been given on the date that it is so delivered, and any notice delivered by other means referred to above shall be deemed to have been given on the date it is received. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

         3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                         /s/ Roger F. Hruby
                         ______________________
                         Roger F. Hruby


                         /s/ Dennis W. Lakomy
                         ______________________
                         Dennis W. Lakomy


                         /s/ Robert J. DuPriest
                         ______________________
                         Robert J. DuPriest

                         Malcolm McDougal Brown and Richard C. Jelinek, Trustees under Agreement dated December 1, 1991, creating the William Gardner Brown GST Trust, William Gardner Brown, Grantor



                         By /s/ Malcolm McDougal Brown
                         ____________________________
                         Malcolm McDougal Brown, Trustee



                         By /s/ Richard C. Jelinek
                         _________________________
                         Richard C. Jelinek, Trustee